UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: March 28, 2011

(Date of earliest event reported)

ENTEROMEDICS INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-33818

Delaware	48-1293684
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2800 Patton Road, St. Paul, Minnesota 55113

(Address of principal executive offices, including zip code)

(651) 634-3003

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 28, 2011, EnteroMedics Inc. (the “Company”) entered into a Distribution Agreement by and between the Company and Device Technologies Australia Pty Limited (“Device Technologies”), effective as of March 8, 2011 (the “Distribution Agreement”), whereby the Company appointed Device Technologies as its exclusive distributor of the Maestro RC System (the “Product”) in Australia and New Zealand (the “Territory”) during the term of the agreement.

The initial term of the Distribution Agreement began on the effective date and ends on the fourth anniversary of the date on which the Company receives Australian Therapeutic Goods Administration (“TGA”) approval. The Distribution Agreement will continue for successive 12 month terms unless a new agreement is negotiated between the parties, either party provides three months written notice prior to the expiration of the current term or the Distribution Agreement is otherwise terminated as described below.

Pursuant to the Distribution Agreement, the Company also granted Device Technologies a non-exclusive, non-transferable license to use certain of the Company’s trademarks in connection with its distribution, sale, promotion and/or advertising of the Product in the Territory. In addition, Device Technologies agreed to use its best efforts to promote and increase the sale of the Product in the Territory and agreed to work with the Company and its collaboration partner, the Australian Institute of Weight Control, to develop the market for the Product in the Territory. Device Technologies also agreed that, without mutual agreement of the parties, it will not manufacture, import, sell, supply, develop, provide, promote or market competitive products, which for purposes of this agreement means any implanted product approved for implant for six months or longer by the TGA, U.S. Food and Drug Administration or CE Mark authorities which has a clinical indication for use in patients with obesity who have a body mass index between 30 and 45.

Pursuant to the Distribution Agreement, Device Technologies will purchase certain quantities of the Product from the Company beginning with an initial order to be placed six weeks after the Company submits its application for TGA approval. The prices for the Product are fixed for the first six months and the initial order and thereafter may be increased or decreased by the Company upon 180 days written notice. The Distribution Agreement requires the parties to establish mutually agreed upon sales performance objectives for each year of the agreement beginning 30 days after the Company receives TGA approval. In the event that Device Technologies fails to meet the sales performance objectives and fails to remediate such failure, the Company may immediately terminate the Distribution Agreement or amend the agreement to change Device Technologies’ status to that of a non-exclusive distributor.

The Distribution Agreement may be terminated by either party upon 60 days written notice of any substantial breach of the terms of the agreement and a failure or inability to remedy the breach. The Distribution Agreement also may be terminated immediately upon written notice for certain events, including failure to pay moneys due under the agreement within 45 days of a written notice to pay and failure to meet the sales performance objectives. If the Distribution Agreement is terminated for any reason other than breach, force majeure or Device Technologies’ insolvency, the Company is obligated to reimburse Device Technologies for its costs associated with regulatory and reimbursement approvals. In addition, if such termination occurs during the initial term of the Distribution Agreement, the Company is also obligated to make certain payments to Device Technologies as compensation for the loss of the distributorship.

Other than through the Distribution Agreement, Device Technologies does not have any material relationships with the Company or its affiliates.

Item 8.01	Other Events.

On March 28, 2011, the Company issued a press release announcing that it received CE Mark Certification for its Maestro RC System and entered into the Distribution Agreement. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated March 28, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTEROMEDICS INC.

By:	/s/ Greg S. Lea
Greg S. Lea
Senior Vice President and Chief Financial Officer

Date: March 28, 2011

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated March 28, 2011.